Filed Pursuant to Rule 424(b)(3)
Registration No. 333-295577
PROSPECTUS SUPPLEMENT NO. 2
(to the Prospectus dated September 14, 2026)

Up to 363,050,536 common shares, including in the form of ADSs, and up to 9,383,899 common shares, including in the form of ADSs, issuable upon exercise of Warrants

Azul S.A.
(incorporated in the Federative Republic of Brazil)

This prospectus supplement (this “Prospectus Supplement”) is being filed with the U.S. Securities and Exchange Commission (the “SEC”) to update, amend and supplement the information contained in the prospectus of Azul S.A. (“Azul” or the “Company”), dated September 14, 2026 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (Registration No. 333-295577) as filed with the SEC, including the documents incorporated by reference therein (the “Registration Statement”), with the information set forth in this Prospectus Supplement. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings ascribed to them in the Prospectus.

The Prospectus relates to the offer and resale, from time to time, by the selling shareholders named in the Prospectus and certain unnamed selling shareholders, if and when set forth in a post-effective amendment to the Registration Statement (together, the “Selling Shareholders”), or their respective donees, pledgees, transferees or other successors in interest selling securities received after the date of the Prospectus from a Selling Shareholder as a gift, pledge, partnership distribution or other transfer, of up to 372,434,435 common shares, without par value (“common shares”), of the Company, including common shares in the form of American depositary shares (“ADSs”). Each ADS represents two common shares and may be evidenced by an American depositary receipt, or may be held in uncertificated form.

We are filing this Prospectus Supplement to provide the information set forth below under “Recent Developments—Issuance of Common Shares Upon Exercise of Warrants” and “Recent Developments—Changes in the Board of Directors and Strategy Committee of Azul S.A.”

This Prospectus Supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto and any documents incorporated by reference therein. This Prospectus Supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus (including the documents incorporated by reference therein) and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement. The information contained in the Prospectus (including any documents incorporated by reference therein) is deemed to be modified and superseded to the extent that information contained in this Prospectus Supplement modifies or supersedes such information. Any statement in the Prospectus that is modified or superseded hereby is not deemed to constitute a part of the Prospectus, except as modified or superseded by this Prospectus Supplement.

We may further amend or supplement the Prospectus and the information in this Prospectus Supplement from time to time by filing amendments to the Registration Statement or other supplements to the Prospectus, as required. You should read the entire Prospectus (including the documents incorporated by reference therein), this Prospectus Supplement, any amendments to the Registration Statement and any subsequent supplements to the Prospectus carefully before you make an investment decision with respect to the ADSs or the common shares.

Our common shares are listed on the Level 2 (Nível 2) segment of B3 S.A.—Brasil, Bolsa, Balcão (“B3”) under the symbol “AZUL3.” Our ADSs are listed on the New York Stock Exchange LLC (the “NYSE”) under the symbol “AZUL.” On October 19, 2026, the last reported sale price of our ADSs as reported on the NYSE was US$6.48 per ADS, equivalent to US$3.24 per common share. On October 19, 2026, the closing price of our common shares as reported on B3 was R$16.73 per common share (the U.S. dollar equivalent of US$3.31 per common share, based on the exchange rate reported by the Central Bank of Brazil (Banco Central do Brasil) of R$5.0564 to US$1.00, equivalent to US$6.62 per ADS because each ADS represents two common shares).

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 19 of the Prospectus, and the risks described in the documents incorporated by reference into the Prospectus, including the risks described under “Item 3. Key Information—D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2025, to read about factors you should consider before investing in our common shares, including in the form of ADSs.

Neither the SEC, the Brazilian Securities Commission (Comissão de Valores Mobiliários), nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this Prospectus Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is October 20, 2026.

Recent Developments

Issuance of Common Shares Upon Exercise of Warrants

On October 16, 2026, American Airlines, Inc. (“American”) exercised all of the warrants to subscribe for common shares held by it, consisting of (i) 3,958,429,263,261 Series 1 subscription warrants (corresponding to the issuance of 26,389,528 common shares), and (ii) 5,449,247 Series 4 subscription warrants (corresponding to the issuance of 5,449,247 common shares) (together, the “American Subscription Warrants”). The aggregate exercise price paid by American to Azul for the exercise of the American Subscription Warrants was US$100.0 million.

In connection with such exercise, on October 20, 2026, Azul’s board of directors confirmed a R$512,811,716.28 increase in its share capital pursuant to the issuance of an aggregate of 32,271,326 common shares, comprising (i) 31,838,775 common shares issued upon exercise of the American Subscription Warrants by American, (ii) 293,271 common shares issued upon exercise of 43,990,650,000 Series 1 subscription warrants that were validly exercised by other investors prior to such date, (iii) 4,665 common shares issued upon exercise of 699,750,000 Series 2 subscription warrants that were validly exercised by other investors prior to such date, (iv) 86,524 common shares issued upon exercise of 12,978,600,000 Series 3 subscription warrants that were validly exercised by other investors prior to such date, and (v) 48,091 additional common shares issued upon exercise of 48,091 Series 4 subscription warrants that were validly exercised by other investors prior to such date.

Immediately following the issuance of the 32,271,326 common shares referred to above, Azul had 400,829,250 common shares outstanding.

Changes in the Board of Directors and Strategy Committee of Azul S.A.

As required by the warrant agreement relating to the American Subscription Warrants, on October 20, 2026, Mr. John Peter Rodgerson resigned from his positions as a member of the board of directors and strategy committee, and was replaced in both positions by his alternate, Mr. Jeffrey Alan Ogar. Mr. Rodgerson continues to serve as Azul’s chief executive officer.

Summary biographical information for Mr. Ogar is set out below:

Jeffrey Alan Ogar currently serves as Head of Airline Partnerships at American Airlines, a position he has held since 2023, and as a Director of JetSMART, a role he assumed in 2025. From 2019 to 2023, he was General Counsel, Corporate Secretary, and Director of the Stand Together Chamber of Commerce, leading the organization's legal and strategic affairs. Previously, from 2010 to 2019, he served as Chief Counsel for Antitrust and Trade Regulation at Georgia-Pacific LLC, where he was responsible for competition and trade regulation matters. From 2003 to 2010, Mr. Ogar worked as Senior Attorney for Competition Law and Regulatory Affairs at American Airlines, advising the company on regulatory and competition law matters.
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